OYO Geospace News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE REPORTS FISCAL YEAR 2012 FIRST QUARTER RESULTS

Houston, Texas - February 2, 2012 - OYO Geospace (NASDAQ: OYOG) today announced net income of $8.7 million, or $1.35 per diluted share, on revenues of $43.3 million for its fiscal quarter ended December 31, 2011. This compares with net income of $8.2 million, or $1.30 per diluted share, on revenues of $43.1 million in the comparable fiscal quarter last year.

"This is the highest level of net income reported during any first fiscal quarter in our company's history. Our financial results were led by sales of our GSR wireless data acquisition systems. During the first quarter, we reported $17.9 million of revenues from sales and rentals of our wireless data acquisition system, compared to $17.7 million of revenues in the comparable quarter of the prior year. During the first quarter we shipped approximately 12,000 wireless channels, including 5,000 channels to Breckenridge Exploration Company, 3,200 channels to Viking Geophysical, and 3,000 channels to Tidelands Geophysical. While Breckenridge is a new customer to our company, Viking and Tidelands are both repeat customers for our wireless seismic data recording technology. We are very pleased that each of these customers has selected GSR as their wireless system of choice," said Gary D. Owens, OYO Geospace's Chairman, President and CEO.

"In addition to the strong revenue contribution from our GSR systems, our reservoir and industrial products also produced solid results during the first quarter by delivering revenues of $5.4 million and $2.9 million, respectively, compared to $3.5 million and $2.0 million in the comparable quarter last year. Due to a slowdown in land sensor and marine product shipments, our traditional seismic products produced $14.0 million in revenues during the first quarter compared to $16.4 million in the same quarter last year. We also saw a decline in the sales of our thermal solution products for the quarter."

"Customer orders and scheduled deliveries for many of our seismic products, especially our wireless, marine, borehole and seabed reservoir products, have been and are expected to continue to be unpredictable or 'lumpy.' In this regard, subsequent to December 31, 2011, we received an order from Tidelands Geophysical for 14,200 additional single-channel GSR units which we delivered in January 2012 (our fiscal second quarter). This single order exceeds the level of all GSR shipments made during the first quarter. Including the order from Tidelands, at this time we expect to sell approximately 17,000 single-channel GSR units in our fiscal second quarter. These orders get us off to a good start for the second fiscal quarter and give us confidence in our efforts to continue expanding the GSR channel count throughout fiscal year 2012 and beyond."

"Our equipment rental business, composed mostly of GSR units and related seismic equipment, continues to gain traction as our customers expand their crews and seismic equipment needs. During the first quarter ended December 31, 2011, we increased our GSR rental fleet to approximately 53,000 channels, an increase of 33,000 channels. This new rental equipment was produced in our Houston factory over the last four months, and significantly improved our factory utilization. As of December 31, 2011, the company had 150,000 GSR channels sold or available for rent to its customers."

"For the quarter ended December 31, 2011, we finished with $42.8 million of cash/short-term investments, no long-term debt and $24.8 million of borrowing capacity under our credit agreement with Frost Bank. Despite $17.2 million of capital expenditures, we were still able to generate $6.5 million of cash for the quarter. To meet current and future product demand, we increased our worldwide employee count by 3.6% to 1,044 employees. We believe the company is well-equipped to meet the future needs of our customers."

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included herein including statements regarding timing of and demand for orders for our products and our ability to meet future demand and needs of our customers, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

M O R E

OYO GEOSPACE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months	Three Months
	Ended	Ended
	December 31, 2011	December 31, 2010

Sales	$ 43,281	$ 43,101
Cost of sales	22,623	24,008
Gross profit	20,658	19,093

Operating expenses:
Selling, general and administrative expenses	4,735	4,442
Research and development expenses	2,889	2,940
Bad debt expense (recovery)	436	(70)
Total operating expenses	8,060	7,312

Gain on sale of assets	--	16

Income from operations	12,598	11,797

Other income (expense):
Interest expense	--	(43)
Interest income	267	62
Foreign exchange gains	122	140
Other, net	(55)	(20)
Total other income, net	334	139

Income before income taxes	12,932	11,936
Income tax expense	4,247	3,723

Net income	$ 8,685	$ 8,213

Basic earnings per common share	$ 1.37	$ 1.34

Diluted earnings per common share	$ 1.35	$ 1.30

Weighted average common share outstanding - Basic	6,352,269	6,118,666
Weighted average common share outstanding - Diluted	6,417,548	6,306,718